Exhibit F


                               Balch & Bingham LLP
                              Gulfport, Mississippi



                                December 16, 2002



Securities and Exchange Commission
Washington, DC  20549

         Re:      Statement on Form U-1 of
                  Mississippi Power Company

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1 referred to above and are furnishing this opinion with respect to the proposed borrowing, from time to time prior to April 1, 2006, by Mississippi Power Company ("Mississippi") of an aggregate principal amount not to exceed $500,000,000 at any one time outstanding to be evidenced by notes payable to lenders or commercial paper in the form of promissory notes.

         We are of the opinion that Mississippi is a validly organized and duly existing corporation under the laws of the State of Mississippi and that upon the issuance of your order herein and in the event that the proposed transactions by Mississippi are consummated in accordance with such statement on Form U-1 and such order:

         (a) all State laws applicable to such proposed transactions by Mississippi will have been complied with;

         (b) the notes evidencing such borrowings will be valid and binding obligations of Mississippi in accordance with their terms; and



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         (c)    the consummation of such proposed transactions by Mississippi will not violate the legal rights of the holders of any securities issued by Mississippi or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-mentioned statement on Form U-1.

                                                     Very truly yours,


                                                  /s/Balch & Bingham LLP